Exhibit 99.1

VASO ACTIVE PHARMACEUTICALS INC. ANNOUNCES

NON-EXCLUSIVE STRATEGIC PRIVATE LABEL ALLIANCE WITH ORTHO
DISTRIBUTION, INC.

DANVERS, MA– (MARKET WIRE) - Monday, January 12, 2004 — Vaso Active Pharmaceuticals, Inc. (Nasdaq SC:VAPH - News) of Danvers, Massachusetts, announced today that it has entered into a non-exclusive marketing and distribution agreement with Ortho Distribution, Inc. (“ODI”) of Andover, Massachusetts, a wholly owned subsidiary of Tempe, Arizona-based OrthoRehab, Inc., a multi-national provider of orthopedic therapies and medical devices.

Under the terms of the agreement, Vaso Active will supply ODI with specifically labeled over-the-counter products for the professional orthopedic market, which in turn ODI will market and sell within its distribution channels.  The costs of manufacturing will be the responsibility of Vaso Active while the costs of marketing and distribution will be the responsibility of ODI. Gross revenue will be allocated equally to each of Vaso Active and ODI.  Initial product shipments are anticipated to begin in the second quarter of 2004.

OrthoRehab a privately held multi-national company is the industry’s leading developer, manufacturer and distributor of continuous passive motion orthopedic medical devices and therapies.  Its distribution channel consists of over 100,000 patients serviced annually in the United States and worldwide. Its network is comprised of 70 offices in 50 countries consisting of over 500 representatives and care-providers.

The President and Chief Executive Officer of Vaso Active, John J. Masiz, said “We are very excited to form this strategic alliance with such a significant leader in the orthopedic space.  I feel that our pain relief family of products provides a critical synergistic fit to the family of services and products that ODI presently markets and distributes and in essence completes the product package they offer to the orthopedic medical community. More importantly, the agreement demonstrates the viability of our revenue model, which is predicated on the capture of market share through the creation of private label strategic alliances.”

Michael J. Magliochetti, Ph.D., a member of Board of Directors of both ODI and OrthoRehab, was equally optimistic, stating “I am confident the Vaso Active product will further serve our continuum of care strategy whereby we layer on technologies focused on the orthopedic surgeon and related caregiver call points.  In addition, this alliance represents a basis for future collaboration such that we can offer new innovative products through our established supply channel.”

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc.  This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.

Vaso Active Pharmaceuticals, Inc. is headquartered in Danvers, Massachusetts.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are “forward-looking statements.” These forward-looking statements represent Vaso Active’s judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:
Matt Carter
Vaso Active Pharmaceuticals, Inc.
978-750-1991
mcarter@vasoactive.us